CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of JNL Variable Fund LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
203 North Lasalle Street
Chicago, Illinois 60601
April 7, 2000